Exhibit 4.6
3 JULY 2018

VEON LUXEMBOURG HOLDINGS
and
VEON LUXEMBOURG FINANCE HOLDINGS S.à R.L.
and
VEON LTD.
and
HUTCHISON EUROPE TELECOMMUNICATIONS S.à R.L.
and
CK HUTCHISON HOLDINGS LIMITED
and
VIP-CKH LUXEMBOURG S.à R.L.
and
VIP-CKH IRELAND LIMITED
and
VEON AMSTERDAM B.V.
and
HET INVESTMENTS

Sale and purchase agreement
relating to
VIP-CKH Luxembourg S.à R.L.
and
VIP-CKH Ireland Limited

Freshfields Bruckhaus Deringer LLP
65 Fleet Street
London EC4Y 1HS

Schedule
1.		Shareholding Details for the JVC and FinCo.............................................................	28
	Part 1	Shareholding details for the JVC...............................................................................	28
	Part 2	Shareholding details for FinCo	28
		Sellers’ and VEON Guarantor’s Warranties...............................................................	29
2.	Part 1	Seller’s Warranties......................................................................................................	29
	Part 2	VEON Guarantor’s Warranties...................................................................................	30
3.		HET’s and HET Guarantor’s Warranties....................................................................	31
	Part 1	HET Warranties..........................................................................................................	31
	Part 2	HET Guarantor’s Warranties......................................................................................	32
4.		Completion Obligations.............................................................................................	33
	Part 1	VLH Obligations........................................................................................................	33
	Part 2	VLF Obligations.........................................................................................................	34
	Part 3	HET Obligations........................................................................................................	35
	Part 4	General.......................................................................................................................	36
5.		Agreed Form Announcements....................................................................................	37
6.		Definitions and Interpretation....................................................................................	38

THIS AGREEMENT is made as a deed on 3 July 2018
BETWEEN:

(1)
VEON LUXEMBOURG HOLDINGS, a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 1, Avenue du Bois, L-1251 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés de Luxembourg) under number B199019 (formerly known as Vimpelcom Luxembourg Holdings S.à R.L.) (VLH);

(2)
VEON LUXEMBOURG FINANCE HOLDINGS S.à R.L., a private limited liability company (société á responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 1, Avenue du Bois, L-1251 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés de Luxembourg) under number B98414 (formerly known as Weather Capital S.à r.l.) (VLF);

(3)
VEON LTD., an exempted company limited by shares incorporated under the laws of Bermuda having its registered office at Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda, registered with the Registrar of Companies in Bermuda under number 43271 and having its principal executive offices at Claude Debussylaan 88, 1082 MD, Amsterdam, the Netherlands (formerly known as Vimplecom Ltd.) (the VEON Guarantor);

(4)
HUTCHISON EUROPE TELECOMMUNICATIONS S.à R.L., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 7, rue du Marché-aux-Herbes, L-1728 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés de Luxembourg) under number B74649 (HET);

(5)
CK HUTCHISON HOLDINGS LIMITED, an exempted company incorporated under the laws of the Cayman Islands whose principal place of business is 12th Floor, Cheung Kong Center, 2 Queen's Road Central, Hong Kong registered with the Registrar of Companies in the Cayman Islands under number MC-294571 (the HET Guarantor);

(6)
VIP-CKH LUXEMBOURG S.à R.L., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 1, route d’Esch, L-1470 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés de Luxembourg) under number B77457 (formerly known as Hutchison 3G Italy Investments S.à R.L.) (the JVC);

(7)
VIP-CKH IRELAND LIMITED, a private company limited by shares incorporated under the laws of the Republic of Ireland, having its registered office at 70 Sir John Rogerson's Quay, Dublin 2, Ireland and registered with the Irish Companies Registration Office under number 588489 (FinCo);

(8)
VEON AMSTERDAM B.V., a private limited liability company (besloten vennootschap) incorporated under the laws of the Netherlands having its corporate seat in Amsterdam, the Netherlands whose registered office is at Claude Debussylaan 88, Amsterdam 1082 MD, the Netherlands and registered with the Dutch Chamber of Commerce under number 34378904 (VEON Amsterdam); and

(9)
HET INVESTMENTS, a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 7, rue du Marché-aux-Herbes, L-1728 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés de Luxembourg) under number B207910 (HET LuxCo),

(each of the above being the Parties, and references to a Party being construed accordingly).
WHEREAS:

(A)	VLH, HET and HET LuxCo, together, currently hold 100% of the issued share capital of the JVC. Details of their current shareholdings are set out in Part 1 of Schedule 1.

(B)	VLF and HET, together, currently hold 100% of the issued share capital of FinCo. Details of their current shareholdings are set out in Part 2 of Schedule 1.

(C)
VLH wishes to sell, and HET wishes to purchase, all of the JVC Sale Shares and VLF wishes to sell, and HET wishes to purchase, all of the FinCo Sale Shares, in each case on the terms and subject to the conditions set out in this agreement.

(D)
The sale and purchase of the Sale Shares shall be effected by taking the steps set out in this agreement and is conditional upon receipt or waiver of the competition and regulatory approvals in accordance with this agreement.

(E)	The VEON Guarantor is the ultimate holding company of VLH and VLF, and is willing to guarantee the obligations of VLH and VLF under this agreement.

(F)	The HET Guarantor is the ultimate holding company of HET and is willing to guarantee the obligations of HET under this agreement.

(G)
Each of the parties to the JVC Shareholders’ Deed is a Party to this agreement, which Parties wish to (a) make certain amendments to the JVC Shareholders’ Deed as set out in this agreement and (b) acknowledge that the terms of the JVC Shareholders’ Deed shall continue to apply subject to the amendments and provisions agreed between them in this agreement.

(H)
Each of the parties to the FinCo Shareholders’ Deed is a Party to this agreement, which Parties wish to (a) make certain amendments to the FinCo Shareholders’ Deed as set out in this agreement and (b) acknowledge that the terms of the FinCo Shareholders’ Deed shall continue to apply subject to the amendments and provisions agreed between them in this agreement.

(I)
VEON Amsterdam is a Party to this agreement for the specific purpose of agreeing to the provisions relating to the termination and waiver of its rights under the Contribution and Framework Agreement under Clauses 9.5 and 16 respectively.

(J)	HET LuxCo is a Party to this agreement for specific purpose of agreeing to the amendments and provisions in respect of the JVC Shareholders’ Deed and the JVC Shareholder Side Letters.

(K)	It is the intention of the Parties that this document be executed as a deed.
IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	The definitions and other provisions in Schedule 6 apply throughout this agreement.

1.2
In this agreement, unless indicated otherwise, a reference to a Clause, paragraph or Schedule is a reference to a Clause, paragraph or Schedule to this agreement. The Schedules form part of this agreement.

1.3	The headings in this agreement do not affect its interpretation.

2.	SALE AND PURCHASE OF THE SALE SHARES

2.1	Subject to the Conditions being satisfied or, where applicable, waived, at Completion:

(a)	VLH shall sell and HET shall purchase all of the JVC Sale Shares; and

(b)	VLF shall sell and HET shall purchase all of the FinCo Sale Shares.

2.2	The total price for all of the JVC Sale Shares and FinCo Sale Shares (together, the Sale Shares) shall be EUR 2,450,000,000 (the Sale Shares Price).

2.3	The sale and purchase of the Sale Shares shall complete as further described in Clause 12.

2.4	The sale and purchase of the Sale Shares shall be:

(a)	on the terms set out in this agreement;

(b)
with full legal and beneficial title (and on the basis that the same covenants shall be deemed to be given by the relevant Sellers in relation to the JVC Sale Shares as are implied under Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 where a disposition is expressed to be made with full title guarantee);

(c)	free from Third Party Rights; and

(d)	with all rights attaching to the Sale Shares including the right to receive all distributions and dividends declared, paid or made in respect of the Sale Shares with effect from Completion.

3.	ANTITRUST COVENANT
Satisfaction of Conditions

3.1	HET shall, at its own cost, use best endeavours to obtain the requisite approvals to satisfy the Conditions. The following undertakings shall apply in relation to satisfying the Conditions:

(a)
HET shall procure the submission, as soon as reasonably practicable, of all filings and applications required to be filed by it to satisfy the Conditions (and in the case of the first draft of the Form CO no later than 15 Business Days following the date of this agreement, or such longer period which is reasonably acceptable to the Sellers);

(b)
HET shall keep the Sellers informed, in a timely and effective manner, as to the progress towards satisfaction of the Conditions and shall immediately inform the Sellers if it becomes aware of any fact or circumstance that might prevent or materially delay a Condition being satisfied;

(c)
HET shall promptly notify the Sellers of any material communications (whether written or oral) from any Regulatory Authority including any material communications from an official of a Regulatory Authority. For the purpose of this Clause 3.1(c), a material communication shall include, but not be limited to, any decision, order, or request for information from a Regulatory Authority relating to any of the Conditions or any communication that concerns (i) any conditions needed to obtain, (ii) the timeframe for obtaining, or (iii) HET’s ability to obtain, any Regulatory Authority approval, waiver, or confirmation needed to satisfy any of the Conditions;

(d)
HET shall keep the Sellers informed of all material telephone calls and meetings with any Regulatory Authority and, if so requested by the Sellers, the Sellers shall, where appropriate, be offered an opportunity to participate in such material telephone calls and meetings and to be provided with a summary of such telephone calls or meetings as soon as practicable thereafter. For the purpose of this Clause 3.1(d), a material telephone call or meeting shall include, but not be limited to, any telephone call or meeting that concerns (i) any conditions needed to obtain, (ii) the timeframe for obtaining, or (iii) HET’s ability to obtain, any Regulatory Authority approval, waiver, or confirmation needed to satisfy any of the Conditions;

(e)
HET shall provide the Sellers with advance drafts of all material written communications submissions and other material documents which HET intends to send to any Regulatory Authority, giving the Sellers all reasonable opportunity to comment thereon. HET shall provide the Sellers with final copies of all material written communications, submissions or other material documents made to or otherwise provided to any Regulatory Authority. For the purpose of this Clause 3.1(e), a material written communication, submission or other material document shall include, but not be limited to, any written communication, submission or document consisting of a filing (draft or final), a response to an information request from a Regulatory Authority, or any other submission or communication to a Regulatory Authority that concerns (i) any conditions needed to obtain, (ii) the timeframe for obtaining, or (iii) HET’s ability to obtain, any Regulatory Authority approval, waiver, or confirmation needed to satisfy any of the Conditions; and

(f)
the Sellers shall not, and will respectively procure that no member of the VLH Group or VLF Group shall and HET shall not and will procure that no member of the HET Group shall, undertake any actions nor enter into any other agreement or arrangement where the effect of any such actions, agreement or arrangement is likely to affect, delay, impede or in any respect prejudice the fulfilment of the Conditions.

3.2
The Sellers shall, and shall procure that their advisers shall, co-operate in providing HET with such assistance as is necessary and which the Sellers are reasonably able to provide, and shall provide all Regulatory Authorities with such information as may reasonably be necessary and which the Sellers are reasonably able to provide, to ensure that in connection with satisfying the Conditions:

(a)	HET may make all regulatory filings to the relevant Regulatory Authorities to obtain the requisite approvals to satisfy the Conditions in accordance with this Clause 3; and

(b)	any request for information relating to the transactions contemplated by this agreement from a Regulatory Authority is fulfilled promptly and in any event in accordance with any relevant time limit.
Release of VLH from Commitments

3.3
From Completion, HET will assume all of the Commitments in place of the obligations of VLH under the Commitments except if VLH’s obligations under the Commitments are no longer in force as a result of the transactions contemplated by this agreement. From Signing, HET shall use reasonable endeavours to procure the release of VLH as soon as reasonably practicable following Completion from all its obligations and liabilities under the Commitments and the removal of VLH from the Commitments (the Commitments Release) (including by confirming to the European Commission that HET will assume all of the Commitments in place of the obligations of VLH under the Commitments except if VLH’s obligations under the Commitments are no longer in force as a result of the transactions contemplated by this agreement).

3.4
Notwithstanding the provisions of Clause 3.1, HET shall provide the Sellers with an opportunity to comment on all submissions and other communications made to the European Commission relating to the Commitments Release (including the submission of any remedies required by the European Commission in relation to the Commitments Release). HET shall not, without VLH’s prior written consent, accept any remedy required by the European Commission in relation to the Commitments Release which imposes any liability or obligation on VLH without the prior written approval of VLH. HET shall also provide the Sellers with a copy (if in writing) or a summary of all material communications received from the European Commission and an opportunity to join all substantive telephone calls and meetings with the European Commission, in each case to the extent such communication, telephone call or meeting relates to the Commitments Release.

3.5
From Completion and until such time as VLH is confirmed in writing by the European Commission to have been released from all its obligations and liabilities under the Commitments and VLH is removed from the Commitments, HET shall indemnify and hold harmless on an after Taxation basis those members of the VLH Group that are bound by the Commitments against any and all Losses (including reasonable legal fees) to the extent related to any matter arising following Completion under, in connection with or based on VLH’s obligations or liabilities under the Commitments.

3.6
With the prior written consent of HET, each indemnified entity under Clause 3.5 may enforce Clause 3.5 against HET under the Contracts (Rights of Third Parties) Act 1999. The provisions of this Clause 3.6 may be varied or terminated by agreement between the HET and VLH (and VLH may also release or compromise in whole or in part any liability in respect of rights contemplated by this Clause 3.6) without the consent of any such indemnified entity.

3.7	If VLH becomes aware of any claim or potential claim, or of any other matter or circumstance that might result in a Commitment Indemnity Claim (a Relevant Claim), VLH shall:

(a)
promptly (and in any event within 5 Business Days of becoming aware of it) give notice of the Relevant Claim to HET and ensure that HET is given all relevant information to investigate it (but failure to give such notice to HET shall not relieve HET from any liability under this Clause 3.7(a) except to the extent such liability is materially increased as a result of such failure);

(b)
not (and ensure that each member of the VLH Group shall not) admit liability, make any agreement or compromise or otherwise enter into substantial communications or engagements with any Regulatory Authority or other party in relation to the Relevant Claim without the prior written approval of HET (such approval not to be unreasonably withheld or delayed); and

(c)
ensure that it and each member of the VLH Group shall, at HET’s expense: (i) take such action as HET may reasonably request to avoid, resist, dispute, appeal, compromise or defend the Relevant Claim; (ii) allow HET (if it elects to do so) to take over the conduct of all proceedings and/or negotiations arising in connection with the Relevant Claim (in which case HET shall: (A) take account of the reasonable requirements of the members of the VLH Group; (B) keep VLH promptly informed of the progress of the Relevant Claim, including by informing VLH in advance of any hearings or proceedings; and (C) not admit liability, make any agreement or compromise or otherwise enter into substantial communications or engagements with any Regulatory Authority or other party in relation to the Relevant Claim without the prior written approval of VLH (such approval not to be unreasonably withheld or delayed); and (iii) provide such information and assistance as HET may reasonably require in connection with the preparation for and conduct of the Relevant Claim.

Transmission of information

3.8
Any transmission of information between the Parties contemplated by this Clause 3 shall not require any Party to disclose to any other Party any commercially sensitive or otherwise confidential information, provided that any such commercially sensitive or otherwise confidential information is, to the extent legally permissible, provided to the external legal advisors of the other Parties on a counsel-to-counsel basis. Each of the Parties hereby agrees that their respective legal counsels may only receive such information on a counsel-to-counsel basis and for use in connection with any filings or submissions to or to otherwise engage with Regulatory Authorities for the purposes set out in this Clause 3.

4.	CONDITIONS PRECEDENT

4.1
The obligations of the Parties to effect Completion is conditional on the satisfaction (or waiver (as applicable) by HET) of the conditions set out in paragraphs (a) to (d) (inclusive) below (the Conditions):

(a)	in the case of merger control approval of the concentration contemplated hereby (the Concentration):

(i)
the European Commission declaring that the Concentration is compatible with the internal market pursuant to Article 6(1)(b), Article 6(2), Article 8(1) or Article 8(2) of the EU Merger Regulation (if the Commission makes its clearance dependent on HET offering remedies, then HET shall accept any Acceptable Remedies but HET shall, subject to Clause 4.2, have sole discretion over whether or not it is willing to accept any other remedies); or

(ii)	there has been a deemed approval in respect of the Concentration pursuant to Article 10(6) of the EU Merger Regulation; or

(b)
where the European Commission has referred the Concentration in whole or in part to the Italian Competition Authority under Article 9 of the EU Merger Regulation, the Italian Competition Authority (A) issuing a decision not to open an investigation under Article 16(4) of Italian Law number 287/1990 or (B) after initiating proceedings issuing a decision under Article 16(8) of Italian Law number 287/1990 (on an unconditional basis), and if the European Commission has retained jurisdiction over any part of the Concentration, the European Commission declaring that such part of the Concentration is compatible with the internal market pursuant to Article 6(1)(b), Article 6(2), Article 8(1) or Article 8(2) of the EU Merger Regulation (if the Commission makes its clearance dependent on HET offering remedies, then HET shall accept any Acceptable Remedies but HET shall, subject to Clause 4.2, have sole discretion over whether or not it is willing to accept any other remedies); and

(c)
insofar as approval is required in the context of the so-called "Golden Powers" under Italian law (in the reasonable opinion of HET), the Presidency of the Council of Ministers or any other competent Regulatory Authority under Italian law confirming in writing pursuant to Article 1 (Defence and National Security Golden Powers) and/or Article 2 (Communication, Energy and Transport Golden Powers), as applicable, of the Golden Powers Legislation, that it has unconditionally or subject only to Acceptable Remedies (but HET shall, subject to Clause 4.2, have sole discretion over whether or not it is willing to accept any other remedies) approved and/or cleared all transactions contemplated hereby or that the relevant deadlines for tacit consent "silenzio-assenso" of the Golden Powers Legislation have elapsed without any veto or consent having been communicated by the Presidency of the Council of Ministers or any other competent Regulatory Authority; and

(d)
insofar as approval is required pursuant to Article 14 ter of Legislative Decree No. 259 of 1 August 2003 (as amended from time to time, the Electronic Communications Code), the Italian Ministry of Economic Development confirming in writing that it has unconditionally, or subject only to Acceptable Remedies (but HET shall, subject to Clause 4.2, have sole discretion over whether or not it is willing to accept any other remedies), authorised the transfer of all individual rights to use radiofrequencies granted to Wind Tre arising from the indirect change of control of Wind Tre by virtue of the transactions contemplated in this agreement pursuant to Article 14 ter of the Electronic Communications Code.

4.2	If HET considers that any remedy required to satisfy any Condition is not an Acceptable Remedy (a New Remedy), then:

(a)
to the extent that such New Remedy imposes any Cost, liability or obligation on HET or any JVC Group Company, HET shall only be obliged to accept such New Remedy if such Cost, liability or obligation can be quantified financially and VLH has undertaken in a form satisfactory to HET to reimburse HET or the relevant JVC Group Company in respect of all financial effects of such Cost, liability or obligation; and

(b)
to the extent that such New Remedy imposes any Cost, liability or obligation on VLH, HET shall only accept such New Remedy if (i) such Cost, liability or obligation can be quantified financially and HET has reimbursed VLH in respect of all financial effects of such Cost, liability or obligation, or (ii) VLH has otherwise given its prior written approval.

4.3	The Conditions set out in Clauses 4.1(c) and/or 4.1(d) may be waived (in whole or in part) in writing by HET.

4.4
HET shall notify the Sellers promptly when any of the Conditions have been fulfilled. The first Business Day on or by which the Conditions have been fulfilled or waived (if applicable) is the Unconditional Date.

4.5	Subject to Clause 13, upon satisfaction (or waiver (as applicable)) of the Conditions, Completion shall take place in accordance with Clause 12.

5.	SELLERS’ AND VEON GUARANTOR’S WARRANTIES

5.1	The Sellers severally warrant to HET on the date of this agreement that each of the Sellers’ Warranties is true, accurate and not misleading.

5.2
The Sellers shall be deemed to warrant to HET at Completion that, by reference to the facts and circumstances then existing and as if references in the Sellers’ Warranties to the date of this agreement were references to the date of Completion, the Sellers’ Warranties are true, accurate and not misleading, save to the extent that a Party or Wind Tre becomes or may be a Sanctioned Person after the date of Signing.

5.3
The VEON Guarantor warrants to HET on the date of this agreement that the warranty in Part 2 of Schedule 2 is true, accurate and not misleading. The VEON Guarantor shall be deemed to warrant to HET at Completion that, by reference to the facts and circumstances then existing, that the same warranty is true accurate and not misleading, save to the extent that a Party or Wind Tre becomes or may be a Sanctioned Person after the date of Signing.

5.4	The Sellers acknowledge that HET is entering into this agreement in reliance on the warranties and undertakings on the part of the Sellers and the VEON Guarantor set out in this agreement.

6.	HET AND HET GUARANTOR’S WARRANTIES

6.1	HET warrants to the Sellers on the date of this agreement that each of the HET Warranties is true, accurate and not misleading.

6.2
HET shall be deemed to warrant to the Sellers at Completion that, by reference to the facts and circumstances then existing and as if references in the HET Warranties to the date of this agreement were references to the date of Completion, the HET Warranties are true, accurate and not misleading, save to the extent that a Party or Wind Tre becomes or may be a Sanctioned Person after the date of Signing.

6.3
The HET Guarantor warrants to the Sellers on the date of this agreement that the warranty in Part 2 of Schedule 3 is true, accurate and not misleading. The HET Guarantor shall be deemed to warrant to the Sellers at Completion that, by reference to the facts and circumstances then existing, that the same warranty is true accurate and not misleading, save to the extent that a Party or Wind Tre becomes or may be a Sanctioned Person after the date of Signing.

6.4	HET acknowledges that the Sellers are entering into this agreement in reliance on the warranties and undertakings on the part of HET and the HET Guarantor set out in this agreement.

7.	TAXATION
HET shall bear and pay all stamp duty, notarisation fees or other documentary transfer or transaction duties, and all stamp duty reserve tax, stamp duty land tax and any other transfer taxes including in each case any related interest, surcharge, penalty or fine in relation thereto, arising as a result of the transfer of any of the Sale Shares pursuant to this agreement.

8.	SANCTIONS EVENTS

8.1	If, at any time from and including the date of Signing and prior to Completion, any Party, Wind Tre or any other member of the JVC Group becomes a Sanctioned Person and as a result thereof:

(a)	it is unlawful for any Party to perform its obligations to effect Completion under this agreement; or

(b)
any Party would be in breach of US secondary sanctions laws (including, but not limited to, by engaging in conduct that results in the imposition of sanctions under Section 228 of CAATSA) if it were to perform its obligations to effect Completion under this agreement; or

(c)	any Party is otherwise restricted or prevented from lawfully performing its obligations to effect Completion under this agreement,

(each a Sanctions Event), then for so long as that Sanctions Event is continuing the Parties shall work collaboratively and in good faith in accordance with applicable laws (including Sanctions Laws) and use their reasonable endeavours to agree to a solution (including by taking the actions set out in Clause
8.2) and take such steps as are necessary to permit Completion to occur lawfully and the Parties to lawfully perform their respective obligations under this agreement, notwithstanding the relevant Sanctions Event, in accordance with the terms of this agreement (a Sanctions Solution).

8.2
For the purposes of Clause 8.1, as soon as practicable following a Sanctions Event and, to the extent necessary and subject to Clauses 8.3 and 8.4, the Parties shall engage with each other and, to the extent necessary, any relevant Sanctions Authority in respect of the relevant Sanctions Event and each Party shall, and shall procure that its respective officers, directors, employees, representatives and advisers shall:

(a)
apply for all necessary or desirable consents, permissions, authorisations and licences (a Sanctions Licence) from, or otherwise contact any competent Sanctions Authority in order to achieve a Sanctions Solution (but subject always to Clause 8.3);

(b)	fully support any Party’s request to any competent Sanctions Authority for directions as to how a Sanctions Solution may be achieved;

(c)
promptly provide all information and documentation, provide such access to officers, directors, employees, representatives and advisers, and attend such calls and meetings, in each case as may be requested or required by any Sanctions Authority for the purposes of achieving a Sanctions Solution; and

(d)	provide all such other cooperation and assistance reasonably necessary to achieve a Sanctions Solution.

8.3	No Party shall be required in any circumstances to do any of the following to achieve a Sanctions Solution or to perform its obligations to effect Completion:

(a)	accept, agree to, satisfy or perform any condition, requirement, direction or obligation in any Sanctions Licence that conflicts with the terms of this agreement;

(b)	accept or agree to any amendment to the terms of this agreement;

(c)
make or accept a payment (or any part thereof) to or from any account (including any account that is a blocked, frozen or escrow account) other than the account designated by the relevant Party under Clause 26; or

(d)
breach applicable law (including Sanctions Law) or US secondary sanctions (including, but not limited to, by engaging in any conduct that results in the imposition of sanctions under Section 228 of CAATSA), in each case, in a manner that adversely affects that Party, any of its Affiliates or any member of the JVC Group.

8.4
In respect of any communication, discussion or correspondence with or application or submission to any Sanctions Authority pursuant to Clause 8.2 or any other such communication, discussion or correspondence directly related to any other Party or any member of the JVC Group, each Party shall and shall procure that its respective officers, directors, employees, representatives and advisers shall, in each case subject to and to the extent permitted under applicable laws (including Sanctions Laws):

(a)
promptly notify the other Parties (and provide copies or, in the case of non-written communications, details) of any communications with or from any Sanctions Authority relating to a Sanctions Event; and

(b)
communicate with any Sanctions Authority only after prior consultation with the other Parties and their advisers (and taking into account any reasonable comments and requests of the other Parties and their advisers) and provide the other Parties and their advisers with copies of all submissions, notifications, filings and other communications in written form submitted or sent to any Sanctions Authority, provided that, for the avoidance of doubt, the foregoing shall not apply to any communication, discussion or correspondence with or application or submission to any Sanctions Authority by any Party that (i) does not directly relate to the other Party or any member of the JVC Group and (ii) does not directly relate to a Sanctions Event, and accordingly each Party shall be entitled to make such communication, discussion or correspondence with or application or submission to any Sanctions Authority alone and without notifying, communicating to or consulting with any other Party in respect thereof.

8.5	In the period between Signing and Completion, subject to being permitted to do so by law:

(a)
each Party shall promptly inform each other Party if the first Party receives any written notice from any Sanctions Authority relating to the potential or possible occurrence of a Sanctions Event (and shall provide each other Party with details of any such communication); and

(b)
each Party shall (and shall procure that its respective advisers shall) use all reasonable endeavours to co-operate with any Sanctions Authority, other competent regulatory or supervisory body or relevant financial institution to the extent necessary, desirable or expedient in connection with the consummation of the transactions contemplated in this agreement, amongst other things, to minimise the risk of occurrence and any actual or potential consequences of a Sanctions Event.

8.6
The Parties agree that the occurrence of a Sanctions Event shall not constitute a breach of this agreement or otherwise give any Party the right to terminate this agreement or not proceed to Completion in accordance with this agreement save as may be required under applicable laws (including applicable Sanctions Laws) or permitted in accordance with Clause 8.7 or 8.8 below.

8.7	If a Sanctions Event has occurred and as at the date falling three months after the occurrence of such Sanctions Event:

(a)	such Sanctions Event is continuing;

(b)	the Adversely Affected Party (as defined below) has complied with its obligations under Clauses 8.2 to 8.5 above; and

(c)	either:

(i)
it remains unlawful for a Party to perform, a Party would be in breach of US secondary sanctions laws (including, but not limited to, by engaging in any conduct that results in the imposition of sanctions under Section 228 of CAATSA) if it were to perform, or a Party is otherwise restricted or prevented from lawfully performing, its obligations to effect Completion pursuant to this agreement under Sanctions Law; or

(ii)
it is only lawful for a Party to perform its obligations to effect Completion pursuant to this agreement if that Party takes an action that it is not required to take under Clause 8.3, including making or accepting a payment (or any part thereof) to or from any account (A) other than the account designated by the relevant Party under Clause 26 or (B) that is a blocked, frozen or escrow account,
(such Party being an Adversely Affected Party),
then an Adversely Affected Party may give each other Party notice in writing to terminate this agreement with immediate effect and, as a result of such notice being validly served by the Adversely Affected Party (as applicable), each Party's rights and obligations under this agreement shall cease to have effect (subject to Clause 13).

8.8
If at any time from and including the date of Signing and prior to Completion, either (i) the VEON Guarantor or any of its Associates becomes a Sanctioned Person or (ii) the JVC, Wind Tre or any JVC Group Company becomes a Sanctioned Person as a result of the VEON Guarantor or any of its Associates becoming a Sanctioned Person and as a result:

(a)
there is, or there is an imminent threat that there will be, a grave disruption to the business of the JVC Group taken as a whole (a Grave Business Disruption), and for these purposes a Grave Business Disruption shall include:

(i)	any JVC Group Company receiving notice from one or more third party(ies) (including Iliad S.A. in respect of any relevant Material Contract) of any:

(A)	event of default by any JVC Group Company in respect of any Material Indebtedness;

(B)	breach by any JVC Group Company or force majeure event under any Material Contract;

(C)	termination of, or intention to cease or suspend the supply of goods or services to a JVC Group Company under, any Material Contract; or

(D)
termination of any Material Authorisation or prevention from registering or participating in any auction, bid or tender for a Material Authorisation, or having participated, from being granted, any Material Authorisation; or

(ii)
no financial institution authorised to conduct business as a bank in any member state of the European Union or in the United States (an Acceptable Financial Institution) being willing to make or accept payments on behalf of any JVC Group Company following all reasonable endeavours by the JVC Group to identify a replacement Acceptable Financial Institution to make or accept payments; or

(b)	no Acceptable Financial Institution has agreed to accept payment of the Sale Shares Price in accordance with the terms of this agreement, then:

(i)
without prejudice to HET’s right to terminate this agreement under (ii) below, the Parties shall work collaboratively and in good faith in accordance with applicable laws (including Sanctions Laws) and use their reasonable endeavours to mitigate and/or prevent the circumstances in (a) or (b) above; and

(ii)
HET may give the other Parties notice in writing to terminate this agreement (a Termination Notice) with effect not earlier than three Business Days after the date of such Termination Notice unless HET, VLH and VLF agree otherwise and, when such Termination Notice becomes effective, each Party's rights and obligations under this agreement shall cease to have effect (subject to Clause 13), provided that:

(x)
HET will not be entitled to give notice of termination in accordance with this Clause 8.8 if HET has failed to comply in all material respects with its obligations under Clauses 8.1 to 8.5 or (i) and (ii) above (if and to the extent applicable in accordance with their respective terms) and such failure has caused the circumstances in (a) or (b) above to occur; and

(y)	HET will not be entitled to give notice of termination in accordance with this Clause 8.8 in the circumstances in (a) above if:

(A)	the Unconditional Date has already occurred;

(B)	the JVC Group has not already suffered any actual grave disruption in its ability to conduct its business; and

(C)
the occurrence of Completion under this agreement would be lawful in accordance with all applicable Sanctions Laws (or any US secondary sanctions laws referred to in Clause 8.1(b)) and would result in the cessation of the circumstances in (a) above (or the imminent occurrence thereof).

9.	SHAREHOLDERS’ DEED, CONTRIBUTION AND FRAMEWORK AGREEMENT, ETC.

9.1
The Parties hereby agree that during the period from Signing to Completion: (a) each Party will procure that any chairman of the board of directors of the JVC appointed by that Party shall not exercise any casting vote; and (b) clause 5.6(b) and paragraph 7.2 of schedule 3 of the JVC Shareholders’ Deed (on casting votes) shall not apply.

9.2	Subject to and unless otherwise provided in Clause 16:

(a)
pursuant to clause 24.2(c) of the JVC Shareholders’ Deed, the parties to the JVC Shareholders’ Deed hereby agree that the JVC Shareholders’ Deed shall terminate with immediate effect at Completion and that all rights and obligations under the JVC Shareholders’ Deed shall cease to have effect upon termination thereof (subject to Clause 19 and except to the extent the JVC Shareholders’ Deed provides otherwise in the event of termination);

(b)
pursuant to clause 17.2(b) of the FinCo Shareholders’ Deed, the parties to the FinCo Shareholders’ Deed hereby acknowledge that the FinCo Shareholders’ Deed will terminate with immediate effect at Completion (upon termination of the JVC Shareholders’ Deed) and that all rights and obligations under the FinCo Shareholders’ Deed shall cease to have effect upon termination thereof (except to the extent the FinCo Shareholders’ Deed provides otherwise in the event of termination); and

(c)
pursuant to paragraph 5(a) of the FinCo Distribution Policy Deed, the parties to the FinCo Distribution Policy Deed hereby acknowledge that the FinCo Distribution Policy Deed will automatically terminate with immediate effect at Completion (upon termination of the FinCo Shareholders’ Deed) and that all rights and obligations under the FinCo Distribution Policy Deed shall cease to have effect upon termination thereof (except to the extent the FinCo Distribution Policy Deed provides otherwise in the event of termination).

9.3	HET, HET LuxCo and VLH executed three letter agreements dated 5 November 2016 relating to: (i) amendments to the Initial Budget referred to in the JVC Shareholders’ Deed (the JVC Initial Budget Side

Letter); (ii) operational and business matters to be treated as Shareholder Reserved Matters under the JVC Shareholders’ Deed (the Reserved Matters Side Letter); and (iii) agreement of LTIP KPIs (the LTIP KPIs Side Letter and, together with the JVC Initial Budget Side Letter and the Reserved Matters Side Letter, the JVC Shareholder Side Letters). HET, HET LuxCo and VLH agree that:

(a)	the terms of the JVC Initial Budget Side Letter and the LTIP KPIs Side Letter have been performed before Signing;

(b)
no party to either the JVC Initial Budget Side Letter or the LTIP KPIs Side Letter has any outstanding rights or liabilities thereunder and each party waives any claim it may have or may have had (whether past, present or future) with effect from Signing against any other party, pursuant to the JVC Initial Budget Side Letter or the LTIP KPIs Side Letter;

(c)	the terms of the Reserved Matters Side Letter have, to the extent that they relate to matters prior to Signing, been performed before Signing; and

(d)
the Reserved Matters Side Letter shall terminate with immediate effect at Completion and that all rights and obligations under the Reserved Matters Side Letter shall cease to have effect from Completion, and each party waives any claim it may have or may have had (whether past, present or future) against any other party under the Reserved Matters Side Letter upon termination thereof.

9.4
The VEON Guarantor and HET hereby agree that the EP Term Sheet shall terminate with immediate effect at Completion and that all rights and obligations under the EP Term Sheet shall cease to have effect from Completion, and each party waives any claim it may have or may have had (whether past, present or future) against the other under the EP Term Sheet upon termination thereof.

9.5
Subject to and unless otherwise provided in Clause 16, the parties to the Contribution and Framework Agreement hereby agree that the Contribution and Framework Agreement shall terminate with immediate effect at Completion and that all rights and obligations under the Contribution and Framework Agreement shall cease to have effect upon termination thereof (except to the extent the Contribution and Framework Agreement provides otherwise in the event of termination).

9.6
Subject to and unless otherwise provided in Clause 16, the parties to the Allocation Agreement hereby agree that the Allocation Agreement shall terminate with immediate effect at Completion and that all rights and obligations under the Allocation Agreement shall cease to have effect upon termination thereof (except to the extent the Allocation Agreement provides otherwise in the event of termination).

9.7
For the purposes of clause 8.1 of the JVC Shareholders’ Deed and clause 6.1 of the FinCo Shareholders’ Deed, each of VLH, VLF, HET and HET LuxCo hereby gives its approval (such approval to be deemed to have been given prior to Signing) for the entry into and performance by each of the JVC and FinCo of this agreement and/or any documents which are to be entered into by the JVC and/or FinCo pursuant to or otherwise in connection with this agreement.

10.	SERVICES ARRANGEMENTS WITH VLH
The Parties shall work collaboratively and in good faith from the date of Signing and prior to Completion to agree the termination of Existing VEON Services following a reasonable wind-down period not exceeding six months after the Completion Date and during such reasonable wind-down period the Existing VEON Services shall continue to be provided on the same terms on which they are provided immediately prior to the date of this agreement.

11.	PRE-COMPLETION COVENANTS

11.1
Without prejudice to the Parties’ rights and obligations under the JVC Shareholders’ Deed and the FinCo Shareholders’ Deed, the Parties shall (and shall procure that their respective Affiliates, officers, employees, agents, advisers and representatives, including the directors of any JVC Group Company or FinCo nominated by them or by their Affiliates, shall):

(a)
not engage in any act, omission or conduct (including via the exercise of their respective rights under the JVC Shareholders’ Deed or the FinCo Shareholders’ Deed) that is contrary to this agreement and/or the Transaction Documents (including adversely affecting the prospects or timing of Completion); and

(b)
use all their rights and powers as shareholders or directors (as applicable) of each JVC Group Company or FinCo to ensure that each JVC Group Company and FinCo (i) continues to carry on its business (and manage affairs relating to Tax) in the ordinary and usual course and in compliance with the Agreed Fundamental Business Objectives (as defined in the JVC Shareholders’ Deed) and applicable law and regulations and (ii) takes all reasonable steps to preserve its business and assets.

11.2
Each Party agrees and covenants to comply at all times with all applicable Anti-Corruption Laws in relation to (a) obtaining of any approvals, authorisations or permissions required to be obtained or (b) entering into any agreement with any governmental or Regulatory Authority or private party, in each case, in anticipation or in connection with this agreement or the transactions contemplated herein.

12.	COMPLETION

12.1
Completion shall take place in Luxembourg at the offices of Arendt & Medernach SA on the fifth Business Day after the Unconditional Date provided that all the Conditions (other than those that have been waived by HET in accordance with this agreement) remain fulfilled at that date or on such other date and in such other place as VLH and HET may jointly agree in writing.

12.2
At Completion, each of the Parties shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that Party or any of its Affiliates (as the case may be) in Schedule 4.

12.3
VLH, HET and HET LuxCo hereby grant powers to any director of the JVC, acting individually and with full power of substitution, to register HET as holder of the JVC Sale Shares in the shareholder register of the JVC as of Completion and to make any filings and publications required by applicable law in relation thereto and to give effect to the provisions of this agreement.

12.4
If for any reason any of the documents, items or actions required from the Sellers, the VEON Guarantor or any of their respective Affiliates under Schedule 4 are not delivered or performed when due and subject to HET being in compliance with its obligations under this agreement, then HET in its full and absolute discretion may elect (in addition and without prejudice to all other rights or remedies available to it), by giving written notice to each of the Sellers, either not to proceed to Completion or to fix a new time and date for Completion (which shall be a Business Day not less than five Business Days after such written notice). There shall be no limit on the number of times HET may elect to fix a new time and date for Completion, provided that such date is not later than the Long Stop Date.

12.5
Subject to the Sellers being in compliance with their respective obligations under this agreement, if for any reason any of the documents, items or actions required from HET, the HET Guarantor or any of their respective Affiliates under Schedule 4 are not delivered or performed when due, then VLH in its full and absolute discretion may elect (in addition and without prejudice to all other rights or remedies available to it), by giving written notice to HET, either not to proceed to Completion or to fix a new time and date for Completion (which shall be a Business Day not less than five Business Days after such written notice). There shall be no limit on the number of times VLH may elect to fix a new time and date for Completion, provided that such date is not later than the Long Stop Date.

13.	TERMINATION

13.1
This agreement shall automatically terminate with immediate effect and each Party's rights and obligations under this agreement shall cease to have effect if Completion has not occurred on or before the Long Stop Date or if each of the JVC Shareholders and the FinCo Shareholders have so agreed in writing.

13.2
Other than in accordance with Clause 8.7, 8.8 or 13.1, no Party shall be entitled to rescind or terminate this agreement in any circumstances whatsoever (whether before or after Completion). This shall not exclude any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

13.3	If this agreement terminates in accordance with Clause 8.7, 8.8 or 13.1:

(a)
the provisions of this agreement, other than the Surviving Provisions, shall lapse and cease to have effect (so that no Party shall have any liability under them) except in relation to a breach under this agreement prior to any such termination;

(b)
neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any Party in respect of: (i) damages for non-performance of any obligation under this agreement falling due for performance prior to such lapse and cessation or (ii) claims or damages for breach of warranties under this agreement relating to the period prior to termination; and

(c)	each Party shall bear its own costs and expenses in relation to the negotiation, preparation and execution of this agreement and all ancillary matters.

13.4
The surviving provisions in the event of a termination of this agreement in accordance with Clause 13.1 are Clauses 1, 9.3(a) to 9.3(c), 13 to 15, 21 to 23 and 25 to 33, the provisions of Schedule 6 and any other provisions which are expressly stated in this agreement to survive termination or in respect of which it is reasonably clear that the Parties had intended for such provisions to survive termination (the Surviving Provisions).

13.5
If this agreement terminates in accordance with its terms without Completion having taken place, then following such termination the JVC Shareholders’ Deed and the FinCo Shareholders’ Deed shall continue in effect in accordance with their respective terms excluding any of the amendments or modifications to them set out in this agreement.

14.	VEON GUARANTEE

14.1	The VEON Guarantor unconditionally and irrevocably:

(a)
guarantees to HET the payment when due of all amounts payable by the Sellers to HET under or pursuant to this agreement and undertakes to ensure that the Sellers will perform when due all of their obligations and undertakings under or pursuant to this agreement; and

(b)
agrees that if and each time that either Seller fails to perform when due any of its obligations to pay or any of its other obligations or undertakings under or pursuant to this agreement, the VEON Guarantor shall as principal debtor and primary obligor (without requiring HET first to take steps against the relevant Seller(s) or any other person) upon demand by HET:

(i)	either:

(A)	in respect of any non-payment of amounts payable by the relevant Seller(s) under or pursuant to this agreement, pay that amount to HET; or

(B)
in respect of the non-performance by the relevant Seller(s) of any other obligation or undertaking under or pursuant to this agreement, unconditionally perform (or procure performance of) and satisfy (or procure satisfaction of) the obligation or undertaking in accordance with this agreement; and

(ii)	indemnify HET against all Losses sustained by HET flowing from any non-payment or non-performance by the Sellers under or pursuant to this agreement.

14.2
The VEON Guarantor's obligations under this Clause 14 will not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including without limitation:

(a)	any time or indulgence granted to, or composition with, either Seller or any other person;

(b)	the taking, variation, renewal or release of, or neglect to perfect or enforce this agreement, or any right, guarantee, remedy or security from or against either Seller or any other person;

(c)	any variation or change to the terms of this agreement; or

(d)	any unenforceability or invalidity of any obligation of either Seller, so that this agreement shall be construed as if there were no such unenforceability or invalidity.

14.3

(a)
Until all amounts, obligations and undertakings which may be or become payable or due to be performed under this agreement (as applicable) have been irrevocably paid or performed in full (as applicable), the HET Guarantor shall not as a result of this agreement or any payment or performance under this agreement be subrogated to any right or security of either Seller or claim or prove in competition with either Seller against HET or any other person or claim any right of contribution, set-off or indemnity.

(b)
The VEON Guarantor will not take or hold any security from the Sellers in respect of this agreement and any such security which is held in breach of this provision will be held by the VEON Guarantor in trust for HET.

14.4	The VEON Guarantor shall indemnify HET against any reasonable Loss arising as a result of or in connection with the enforcement of the VEON Guarantor's obligations under this agreement.

15.	HET GUARANTEE

15.1	The HET Guarantor unconditionally and irrevocably:

(a)
guarantees to the Sellers the payment when due of all amounts payable by HET to the Sellers under or pursuant to this agreement and undertakes to ensure that HET will perform when due all of its obligations and undertakings under or pursuant to this agreement; and

(b)
agrees that if and each time that HET fails to perform when due any of its obligations to pay or any of its other obligations or undertakings under or pursuant to this agreement, the HET Guarantor shall as principal debtor and primary obligor (without requiring the relevant Seller(s) first to take steps against HET or any other person) upon demand by the relevant Seller(s):

(i)	either:

(A)	in respect of any non-payment of amounts payable by HET under or pursuant to this agreement, pay that amount to the relevant Seller(s); or

(B)
in respect of the non-performance of any other obligation or undertaking under or pursuant to this agreement, unconditionally perform (or procure performance of) and satisfy (or procure satisfaction of) the obligation or undertaking in accordance with this agreement; and

(ii)	indemnify the Sellers against all Losses sustained by the Sellers flowing from any non-payment or non-performance by HET under or pursuant to this agreement.

15.2
The HET Guarantor's obligations under this Clause 15 will not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including without limitation:

(a)	any time or indulgence granted to, or composition with, HET or any other person;

(b)	the taking, variation, renewal or release of, or neglect to perfect or enforce this agreement, or any right, guarantee, remedy or security from or against HET or any other person;

(c)	any variation or change to the terms of this agreement; or

(d)	any unenforceability or invalidity of any obligation of HET, so that this agreement shall be construed as if there were no such unenforceability or invalidity.

15.3

(a)
Until all amounts and obligations which may be or become payable or due to be performed under this agreement have been irrevocably paid or performed in full, the HET Guarantor shall not as a result of this agreement or any payment or performance under this agreement be subrogated to any right or security of either Seller or claim or prove in competition with either Seller against HET or any other person or claim any right of contribution, set-off or indemnity.

(b)
The HET Guarantor will not take or hold any security from HET in respect of this agreement and any such security which is held in breach of this provision will be held by the HET Guarantor in trust for the Sellers.

15.4	The HET Guarantor shall indemnify the Sellers against any reasonable Loss arising as a result of or in connection with the enforcement of the HET Guarantor's obligations under this agreement.

16.	WAIVER OF LEGACY RIGHTS

16.1	Subject to Clause 16.2, with effect from and subject to Completion of this agreement:

(a)	each of VLH, VLF and the VEON Guarantor hereby irrevocably (and each of VLH, VLF and the VEON Guarantor shall procure that each of their respective Affiliates shall irrevocably):

(i)
waive(s), release(s) and discharge(s) all Legacy Rights, that it or any of its Affiliates has or may have against any one or more of HET, HET LuxCo, the HET Guarantor, the JVC or FinCo (or their respective Affiliates), and

(ii)
covenant(s) that (i) it shall not sue and that (ii) it, and anyone authorised to act on its behalf, will not commence, authorise, or accept any benefit from any Claims or any other judicial or administrative action or other proceeding anywhere in the world, in each case, against any one or more of HET, HET LuxCo, the HET Guarantor, the JVC or FinCo (or their respective Affiliates) in connection with the Legacy Rights.

(b)
each of HET, HET LuxCo, the HET Guarantor, the JVC and FinCo hereby irrevocably (and each of HET, HET LuxCo, the HET Guarantor, the JVC and FinCo shall procure that each of their respective Affiliates shall irrevocably):

(i)
waive(s), release(s) and discharge(s) all Legacy Rights, that it or any of its Affiliates has or may have against any one or more of VLH, VLF or the VEON Guarantor (or their respective Affiliates), and

(ii)
covenant(s) that (i) it shall not sue and that (ii) it, and anyone authorised to act on its behalf, will not commence, authorise, or accept any benefit from any Claims or any other judicial or administrative action or other proceeding anywhere in the world, in each case, against any one or more of VLH, VLF or the VEON Guarantor (or their respective Affiliates) in connection with the Legacy Rights.

16.2
This Clause 16 shall not exclude or prejudice any Claims arising in connection with (a) the Alliance Agreement or any agreement or arrangement made pursuant to the Alliance Agreement, (b) any Existing VEON Service(s) to the extent such services continue to be provided following the Completion Date in accordance with Clause 10 and the terms of this agreement or (c) this agreement including any Commitment Indemnity Claim.

16.3
Subject to Clause 16.2, to the extent any Claim in relation to Legacy Rights is brought by any Party (or any of their respective Affiliates) in breach of this Clause 16, then the Party bringing the action (or whose Affiliate is bringing the action) shall be required to indemnify the party against which the action is brought for all Losses suffered as a result, including legal fees.

16.4	The waivers, covenants and obligations set out in this Clause 16 shall be without prejudice to the Parties’ rights and obligations under this agreement (including any Commitment Indemnity Claim).

17.	RESTRICTION ON DISPOSAL OF INTERESTS

17.1	The Parties hereby agree that clauses 15 (Right of First Offer) and 19 (Buy-Sell Agreement) of the JVC Shareholders’ Deed shall not apply during the period from Signing to Completion.

17.2
Notwithstanding the provisions of clause 14 of the JVC Shareholders’ Deed and clause 12 of the FinCo Shareholders’ Deed, during the period from Signing to Completion the JVC Shareholders and the FinCo Shareholders shall not, and shall procure that none of their Affiliates shall, directly or indirectly:

(a)
sell, transfer, encumber, dispose of or create any interest in any of the JVC Shares or FinCo Shares (or Stapled Interests, as defined in the JVC Shareholders’ Deed), whether in a single transaction or a series of transactions, or enter into any agreement or arrangement (whether oral or written or by conduct and whether or not conditional) in relation to any of the foregoing (any of the foregoing being a Sale Transaction) except, in the case of the Sellers, to or with HET or its Affiliates under this agreement or, in the case of HET or HET LuxCo, to any of their respective Affiliates (and in the case of HET or HET LuxCo, only to the extent permitted under clause 14.2(b)(i), 14.2(b)(ii) or 14.4 of the JVC Shareholders’ Deed);

(b)
solicit, initiate or encourage the submission of proposals or offers from any person (other than, in the case of the Sellers, to or with HET or its Affiliates under this agreement or, in the case of HET, to any of its Affiliates) in relation to any Sale Transaction;

(c)
enter into or participate in any discussions or negotiations or otherwise communicate with any person (other than, in the case of the Sellers, to or with HET or its Affiliates under this agreement or, in the case of HET, to any of its Affiliates) in relation to any Sale Transaction or negotiate or enter into arrangements whereby a third party may direct or influence the exercise of voting or other rights relating to any JVC Shares or FinCo Shares (or Stapled Interests, as defined in the JVC Shareholders’ Deed);

(d)
provide information to any person (other than, in the case of the Sellers, to or with HET or its Affiliates under this agreement or, in the case of HET, to any of its Affiliates) in response to, or otherwise co-operate with, assist or participate in, any approach, proposal or offer (including, without limitation, taking any action to assist any person in obtaining any regulatory consents or approvals in connection with such proposal or offer) in relation to any Sale Transaction, and the JVC Shareholders and FinCo Shareholders further agree to procure, so far as they are able, that no other person takes any of the actions referred to in sub-paragraphs (a) to (d) of this Clause 17.2.

17.3	Each Party warrants that:

(a)
all negotiations and other communications between (i) it or any of its Affiliates and (ii) any party (other than, in the case of the Sellers, to or with HET or its Affiliates under this agreement) in respect of any approach, proposal or offer in relation to any Sale Transaction, whenever received, have been discontinued; and

(b)
prior to the date of this agreement neither it nor any of its Affiliates has entered into any arrangements or agreements, whether oral or written or by conduct and whether or not conditional, with any party relating to any Sale Transaction which have not lapsed or been terminated.

17.4
Each Party shall, and shall procure that its Affiliates shall, notify each other Party of all offers for, indications of interest in or other communications received from any person in relation to any JVC Shares or FinCo Shares (or Stapled Interests, as defined in the JVC Shareholders’ Deed), the JVC, FinCo, and/or their respective assets and undertakings.

17.5	The Parties agree that, notwithstanding clause 14.3 of the JVC Shareholders’ Deed, during the period from Signing to Completion, each Party shall procure that:

(a)	no Indirect Transfer (as defined in the JVC Shareholders’ Deed) is made; and

(b)	no Encumbrance (as defined in the JVC Shareholders’ Deed) is made, any term of which may result in an Indirect Transfer being granted, in each case, by it (or any of its respective Affiliates).

17.6	The parties to the JVC Shareholders’ Deed agree that, during the period from Signing to Completion, clause 16.2 of the JVC Shareholders’ Deed shall be deemed amended to read as follows:
“16.2    Share register
Each certified copy of the register of shareholders of the Company shall include a statement:
"Transfer and disposal of shares in the Company are subject to the restrictions contained in the Shareholders’ Deed relating to the Company dated 6 August 2015, the Sale and Purchase Agreement relating to the Company and FinCo dated [date] and the articles of the Company."”

17.7	The parties to the FinCo Shareholders’ Deed agree that, during the period from Signing to Completion, clause 13.2 of the FinCo Shareholders’ Deed shall be deemed amended to read as follows:
“13.2    Share certificates and Share register
Each Share certificate issued by FinCo and the Share register of FinCo shall include a statement that:
"Transfer and disposal of shares in the company are subject to the restrictions contained in the FinCo Shareholders' Deed relating to the company dated 5 November 2016, the Sale and Purchase Agreement relating to VIP-CKH Luxembourg S.à R.L. and the company dated [date] and the Constitution of the company."”

18.	INFORMATION, RECORDS AND ASSISTANCE POST-COMPLETION

18.1
Each of HET and HET LuxCo acknowledges that VLH, VLF, the VEON Guarantor, VEON Amsterdam and/or any member of the VLH Group or the VLF Group may need access on the terms set out in this Clause 18 after Completion to certain accounting, tax and other records and information held by members of the JVC Group or FinCo, to the extent such records and information pertain to events occurring prior to Completion for the purpose of:

(a)	up to and including the date falling 24 months from the Completion Date, filing their tax returns or dealing with the relevant Taxation Authority in respect of such returns; or

(b)
up to and including 31 December 2019, enabling them to carry out any internal investigation, including where doing so in response to any request, enquiry or investigation of VLH, VLF, the VEON Guarantor, VEON Amsterdam and/or any member of the VLH Group or the VLF Group from any judicial, governmental, regulatory or other similar body (including any securities exchange) or any independent representative acting on behalf of such bodies.

Accordingly, each of HET and HET LuxCo agrees that it shall cause each member of the JVC Group and FinCo, to the extent reasonable:

(c)
to properly retain and maintain the relevant records until the earlier of the date that is two years after Completion or such time as VLH agrees that such retention and maintenance is no longer necessary; and

(d)
allow, until date that is two years after Completion, VLH, VLF, the VEON Guarantor, VEON Amsterdam and/or any of their respective officers or auditors to inspect, review and make copies of such records and information (in each case, at the requesting Party’s cost), subject to receiving reasonable notice thereof from the requesting Party, JVC Group and FinCo not being in breach of any confidentiality restrictions to which they are subject under applicable Laws or regulations or under any contract and only to the extent reasonably necessary for the purposes set out in Clauses 18.1(a) to 18.1(b).

18.2	The rights and obligations in this Clause 18 are subject to the provisions of Clause 22.

18.3	Nothing in this Clause 18 requires access to information to be made available if to do so would, in the reasonable opinion of HET, HET LuxCo, any JVC Group Company and/or FinCo:

(a)
result in the loss of privilege or would constitute a breach by any JVC Group Company and/or FinCo of any applicable law or regulation or any obligation of confidentiality owed to a third party or imposed by law provided that the relevant JVC Group Company and/or FinCo (as applicable) shall use its reasonable efforts to permit disclosure of such information; or

(b)	materially disrupt, or have a material adverse effect on, the business or operations of any JVC Group Company and/or FinCo.

19.	PROTECTIVE COVENANTS
The Parties agree that (a) the provisions of clause 23 of the JVC Shareholders’ Deed are hereby amended such that the exceptions in clauses 23.1(b)(i)(A) and 23.1(b)(ii)(A) of the JVC Shareholders’ Deed shall cease to apply in respect of Jeffrey Hedberg from and including the date of Signing and (b) the provisions of clause 23 of the JVC Shareholders’ Deed (as amended) shall survive the termination of the JVC Shareholders’ Deed pursuant to Clause 9.2(a).

20.	POWER OF ATTORNEY

20.1
VLF irrevocably and unconditionally (and by way of security for the performance of its obligations under this agreement) appoints such persons as may be nominated by HET as its attorney and on its behalf to execute, deliver and carry out in its name or otherwise on its behalf:

(a)	the transfer of the FinCo Sale Shares in accordance with the terms of this agreement; and/or

(b)
any other documents, acts and things necessary to effect the matters that VLF is obliged to effect pursuant to Clause 12.2 and Schedule 4 of this agreement and which VLF is obliged, but fails, to effect when due in accordance with this agreement.

20.2
The appointment in Clause 20.1 shall in all circumstances remain in force and be irrevocable until such time as VLF ceases to have any obligations under the relevant provisions of this agreement, but shall have no further effect after that date.

20.3	Immediately on Signing VLH shall give an irrevocable and unconditional power of attorney in favour of HET in the Agreed Form.

21.	COSTS AND EXPENSES
Subject to Clause 7, each Party shall bear and pay its own legal and other professional costs including in relation to the preparation, negotiation and execution of this agreement and the other Transaction Documents and the performance of the obligations contemplated by it.

22.	ANNOUNCEMENTS AND CONFIDENTIALITY

22.1	Subject to Clauses 22.3 and 22.4, each Party shall (and shall procure that each member of its relevant group and each such person's advisers and connected persons, shall):

(a)
not make any announcement concerning this agreement, the transactions contemplated by this agreement or any ancillary matter, save for the agreed form announcements set out in Schedule 5 to be made on Signing (the Agreed Form Announcements); and

(b)	keep confidential the provisions and subject matter of, and the negotiations relating to, each Transaction Document.

22.2	The provisions of Clause 22.1 shall apply before, at and after Completion.

22.3	Nothing in Clause 22.1 prevents any announcement being made or any confidential information being disclosed:

(a)	where such announcement is in the Agreed Form or the confidential information disclosed comprises only information set out in an announcement in the Agreed Form; or

(b)	with the written approval of the other Parties, which in the case of any announcement shall not be unreasonably withheld or delayed; or

(c)
subject to Clause 8, by any Party to any Regulatory Authority, Sanctions Authority, other competent regulatory or supervisory body or relevant financial institution to the extent that such disclosure is, in the sole opinion of the disclosing Party, necessary, desirable or expedient in connection with the consummation of the transactions contemplated in this agreement (including in connection with satisfying the Conditions and/or addressing any Sanctions Law related issues); or

(d)
to the extent required by law, any court of competent jurisdiction or any competent regulatory body (including a stock exchange) or supervisory body or authority of competent jurisdiction, but if a person is so required to make any announcement or to disclose any confidential information, the relevant Party shall promptly notify the other Parties, where practicable and lawful to do so, before the announcement is made or disclosure occurs (as the case may be) and shall use its reasonable efforts to co-operate with the other Parties regarding the form, timing and content of such announcement or disclosure (as the case may be) or any action which the other Parties may reasonably elect to take to challenge the validity of such requirement.

22.4	Nothing in Clause 22.1 prevents any confidential information being disclosed to the extent:

(a)	required to enable any person to enforce its rights under any Transaction Document or for the purpose of any judicial proceedings;

(b)	that the information is disclosed on a strictly confidential basis by a person to its professional advisers, auditors or bankers;

(c)	that the information is disclosed by a Party on a strictly confidential and need-to-know basis to another member of its group;

(d)
the information was lawfully in the possession of the disclosing Party or any of its advisers and connected persons (in either case as evidenced by written records) without any obligation of secrecy before it being received or held by that disclosing Party and its advisers and connected persons;

(e)	that the information is in or comes into the public domain (other than through the disclosing Party's acts or omissions);

(f)
that the information is required to be disclosed by VLH, VLF, the VEON Guarantor, VEON Amsterdam or any member of the VLH Group or the VLF Group to the U.S. Department of Justice and/or to an independent compliance monitor retained by VEON Ltd in accordance with the terms of a deferred prosecution agreement entered into between the U.S. Department of Justice and VEON Ltd on 10 February 2016; or

(g)
such disclosure is required to be made to lending banks or other funding or prospective (whether debt or equity) funding parties of any Party or any of its Affiliates or arrangers or underwriters of such funding (or their respective Affiliates) or related agent, security agent, trustee or hedge counterparty or rating agency engaged by or on behalf of such Party, together with their directors, officers and advisers.

23.	NOTICES

23.1
Any notice or other communication to be given under this agreement must be in writing and must be delivered by hand or courier using an internationally recognised courier company or sent by post, by email or fax to the Party to whom it is to be given at its address appearing in this agreement as follows:

(a)	to VLH and/or VLF at:
1, Avenue du Bois
L-1251 Luxembourg
Grand Duchy of Luxembourg
marked for the attention of: Nicole Goetz
with a copy to each of:
(i)    the VEON Guarantor in accordance with (b) below; and

(ii)	Andrew Ballheimer and Simon Toms of the VLH Solicitors (email: Andrew.Ballheimer@allenovery.com and Simon.Toms@allenovery.com);

(b)	to the VEON Guarantor and/or VEON Amsterdam at:
Claude Debussylaan 88
1082 MD Amsterdam
The Netherlands
Email: scott.dresser@veon.com
Fax: +31 20 79 77 201
marked for the attention of: Scott Dresser
with a copy to Andrew Ballheimer and Simon Toms of the VLH Solicitors (email: Andrew.Ballheimer@allenovery.com and Simon.Toms@allenovery.com);

(c)	to HET and/or HET LuxCo at:
7, rue du Marché-aux-Herbes
L-1728 Luxembourg
Grand Duchy of Luxembourg

Fax: +352 2626 8181
marked for the attention of the Company Secretary
with a copy to the HET Guarantor, and David Sonter and Natasha Good of the HET Solicitors (email: david.sonter@freshfields.com and natasha.good@freshfields.com),

(d)	to the HET Guarantor at:
22nd Floor, Hutchison House
10 Harcourt Road
Hong Kong
Email: valentinet@ckh.com.hk
Fax: (852) 2128 1778
marked for the attention of Mr Valentine Tsang
and with a copy to David Sonter and Natasha Good of the HET Solicitors (email: david.sonter@freshfields.com and natasha.good@freshfields.com);

(e)	to JVC at:
1, Route d'Esch
L-1470 Luxembourg
Grand Duchy of Luxembourg
marked for the attention of the Company Secretary
with a copy to HET, the HET Guarantor, and David Sonter and Natasha Good of the HET Solicitors (email: david.sonter@freshfields.com and natasha.good@freshfields.com)
and with a copy to VLH, the VEON Guarantor and Andrew Ballheimer and Simon Toms of the VLH Solicitors (email: Andrew.Ballheimer@allenovery.com and Simon.Toms@allenovery.com); and

(f)	to FinCo at:
Matheson
70 Sir John Rogerson's Quay
Dublin 2
Ireland
Email: matheson@matheson.com
marked for the attention of Patrick Spicer / Sandra Moran
and with a copy to VLH, HET, scott.dresser@veon.com and valentinet@ckh.com.hk, or at any such other address of which it shall have given written notice for this purpose to the other Parties under this Clause. Each Party shall notify the other Parties in writing of a change to its details stated in this Clause 23.1 from time to time. Any notice or other communication sent by post shall be sent by prepaid recorded delivery post (if the country of destination is the same as the country of origin) or by prepaid airmail (if the country of destination is not the same as the country of origin). If a notice or other communication is sent by email, then a copy must also be delivered by hand or courier using an internationally recognised courier company or sent by post as soon as reasonably practicable although the notice or other communication will be deemed to have been given by transmission of the email.

23.2	Any notice or other communication shall be deemed to have been given:

(a)	if delivered by hand or courier, at the time of delivery provided that where delivery occurs outside working hours, notice shall be deemed to have been received on the next following Business Day;

(b)	if sent by fax or email at the time of transmission if delivered by fax or email (as applicable); or

(c)	if sent by post, on the second Business Day after it was put into the post.

23.3
In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted by prepaid recorded delivery post or by prepaid airmail.

23.4
This Clause 23 shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this agreement.

24.	FURTHER ASSURANCES

24.1
On or after Completion each Party shall, at its own cost and expense, execute and do (or, where within its control, procure to be executed and done) all such deeds, documents, acts and things as may from time to time be required in order to give full effect to this agreement and the Transaction Documents and secure to the other Parties the full benefit of the rights, powers and remedies conferred upon such Party under the Transaction Documents.

24.2
In relation to each JVC Group Company and FinCo, the Parties shall (and shall procure that their respective Affiliates, officers, employees, agents, advisers and representatives, including the directors of any JVC Group Company or FinCo nominated by them or by their Affiliates, shall) procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as are necessary under statute, its constitutional documents or any agreement or obligation affecting it to give effect to this agreement and the Transaction Documents.

24.3
In relation to the VEON Guarantor, the Sellers shall procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as are necessary under statute or its constitutional documents to give effect to this agreement and the Transaction Documents.

24.4
In relation to the HET Guarantor, HET shall procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as are necessary under statute or its constitutional documents to give effect to this agreement and the Transaction Documents.

24.5
HET undertakes to, the Sellers undertake to, and HET and the Sellers undertake to procure that each member of the HET Group and the VLH Group and the VLF Group respectively shall, take all necessary steps and act in compliance with its obligations under Clauses 3 and 4.

25.	ASSIGNMENTS
None of the rights or obligations under this agreement or any other Transaction Document may be assigned, transferred or otherwise dealt with by a Party without the prior written consent of all the other Parties. No Party may grant, declare, create or dispose of any rights or interests in this agreement or any other Transaction Document without prior written consent of all the other Parties. Any purported assignment in contravention of this Clause 25 shall be void.

26.	PAYMENTS

26.1
Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), each payment to be made under this agreement or any other Transaction Document shall be made in Euro by transfer of the relevant amount into the relevant account on the date (and, if applicable, at or before the time) the payment is due for value on that date and in immediately available funds. Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), all sums due under this agreement or any other Transaction Document shall be made without set‑off or counterclaim. The relevant account for a given payment is:

(a)	if that payment is to VLH, the VLH Bank Account;

(b)	if that payment is to VLF, the VLF Bank Account; or

(c)	if that payment is to HET, the HET Bank Account.

26.2
Sums payable under this agreement shall be paid net of any deductions or withholdings for, or on account of, any Tax or other legal requirements or the provisions of this agreement. Receipt by a payee of the net sum payable (otherwise in accordance with any relevant provisions of this agreement) shall be an effective discharge in full of the relevant payment obligation. No Party shall be obliged to gross up any sums payable, or otherwise pay (or procure the payment of) any additional amounts, to any other persons as a result of any deduction or withholding made in accordance with this Clause 26.2.

26.3
Each Party shall, upon request by the other Party, cooperate in good faith and take reasonable measures available to it in order to minimise any deduction or withholding referred to in Clause 26.2. For the avoidance of doubt, such reasonable measures shall not include any change to the operations of either Party (or any of its Affiliates) or require either Party (or any of its Affiliates) to carry out any restructuring activities or implement any Tax planning techniques.

27.	NO DOUBLE RECOVERY
No party shall be entitled to receive damages, other compensation, reimbursement or otherwise more than once in respect of the same loss, item or otherwise and to the extent that any loss, item or otherwise has been compensated, reimbursed or otherwise following a claim, adjustment or otherwise under this agreement or any other Transaction Document, no party shall be entitled to bring a further claim or otherwise seek compensation in relation to that loss, item or otherwise under this agreement.

28.	GENERAL

28.1
Each of the obligations, warranties and undertakings set out in this agreement (excluding any obligation which is fully performed at Completion) shall continue in force after Completion and shall not be affected by the waiver of any condition or any notice given by the relevant Party in respect of any condition.

28.2
Except as otherwise expressly stated in this agreement, where any obligation, warranty or undertaking in this agreement is expressed to be made, undertaken or given by two or more parties, they shall be jointly and severally responsible in respect of it.

28.3	If there is any conflict between the terms of this agreement and the JVC Shareholders’ Deed, FinCo Shareholders’ Deed or any other Transaction Document, the terms of this agreement shall prevail.

28.4	Time is not of the essence in relation to any obligation under this agreement unless:

(a)	time is expressly stated to be of the essence in relation to that obligation; or

(b)
one Party fails to perform an obligation by the time specified in this agreement and the other Party/ies serve(s) a notice on the defaulting Party requiring it to perform the obligation by a specified reasonable time and stating that time is of the essence in relation to that obligation.

28.5
This agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and any Party (including any duly authorised representative of a Party) may enter into this agreement by executing a counterpart. Faxed or scanned signatures are taken to be valid and binding to the same extent as original signatures. Delivery of a counterpart of this agreement by email attachment shall be an effective mode of delivery.

28.6	The rights of each Party under this agreement:

(a)	may be exercised as often as necessary (in whole or in part);

(b)	except as otherwise expressly provided in this agreement, are cumulative and not exclusive of rights and remedies provided by law; and

(c)	may be waived only in writing and specifically.
Delay in exercising or non-exercise of any such right is not a waiver of that right and will not affect any such right in relation to any other Party.

28.7
Nothing in this agreement or any other Transaction Document will be deemed to constitute a partnership between the parties or, unless this agreement expressly provides otherwise, make any Party the agent of any other Party for any purpose.

28.8
The entities specified in Clause 16 (including Wind Tre and the other relevant Affiliates of the Parties) shall each have the right to enforce the relevant terms of that Clause by reason of the Contracts (Rights of Third

Parties) Act 1999. This right is subject to (a) the rights of the Parties to amend or vary this agreement without the consent of any such persons and (b) the other terms and conditions of this agreement.

28.9
Subject to Clause 28.8 and except as otherwise expressly stated in this agreement, a person who is not a Party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

28.10	No amendment of this agreement (or of any other Transaction Document) shall be valid unless it is in writing and duly executed by or on behalf of all of the Parties to it.

28.11
The Parties acknowledge and agree that nothing in this agreement (or any other Transaction Document) will require any other Party to carry out any act or make any omission that may constitute or result in an actual breach of any Sanctions Law.

29.	WHOLE AGREEMENT

29.1
This agreement and the other Transaction Documents contain the whole agreement between the Parties relating to the transactions contemplated by this agreement and the Transaction Documents and supersede all previous draft agreements, arrangements or understandings whether oral or in writing, between the Parties relating to these transactions.

29.2	Each Party:

(a)
acknowledges that in agreeing to enter into this agreement and the other Transaction Documents it has not relied on any express or implied statement, representation, warranty, undertaking, collateral contract or other assurance, except those warranties and undertakings set out in this agreement and the other Transaction Documents, made by or on behalf of any other Party before the entering into of this agreement;

(b)
waives all rights and remedies which, but for this Clause 29, might otherwise be available to it arising under or in respect of any such express or implied statement, representation, warranty, undertaking, collateral contract or other assurance; and

(c)
acknowledges that, except for any liability in respect of a breach of this agreement and the other Transaction Documents, no Party shall owe any duty of care or have any liability in tort or otherwise to the other Parties in relation to the subject matter of this agreement.

29.3	Nothing in this Clause 29 limits or excludes any liability for fraud or fraudulent misrepresentation.

30.	INVALID TERMS

30.1	Each of the provisions of this agreement is severable.

30.2	If and to the extent that any provision of this agreement:

(a)
is held to be, or becomes, invalid or unenforceable under the law of any jurisdiction (other than as a result of any person becoming a Sanctioned Person, to which the provisions of Clause 8 apply); but

(b)	would be valid, binding and enforceable if some part of the provision were deleted or amended, then the provision shall have no effect in that respect and the Parties shall enter into good faith negotiations and use all reasonable efforts to replace it in that respect with a valid, binding and enforceable substitute provision the effect of which is as close to its intended effect as possible. The validity and enforceability of the remaining provisions of this agreement shall not in any way be affected or impaired as a result of this Clause 30.2.

31.	JURISDICTION

31.1	Governing law of this Clause
This Clause 31 is governed by English law.

31.2	Jurisdiction
The English courts have exclusive jurisdiction to settle any Dispute and each Party irrevocably submits to the exclusive jurisdiction of the English courts, and irrevocably agrees that a judgment or order of the English courts in connection with this agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

31.3	Waiver of objections
For the purposes of Clause 31.2, each Party waives any objection to the English courts on the grounds that they are an inconvenient or inappropriate forum to settle any Dispute.

31.4	Service of process agent
Without prejudice to any other method of service permitted by law:

(a)	each of VLH, VLF, the VEON Guarantor and VEON Amsterdam irrevocably appoints Law Debenture Corporate Services Limited of 5th Floor, Wood Street, London EC2V 7EX, England; and

(b)	each of HET, the HET Guarantor and HET LuxCo irrevocably appoints Hutchison Whampoa Agents (UK) Limited of Hutchison House, 5 Hester Road, London SW11 4AN, United Kingdom,
in each case as its agent in England and Wales for service of process and any other documents in relation to any Dispute. Subject to Clause 31.5, each of the above Parties irrevocably undertakes not to revoke its agent's authority; and any claim form, judgment or other notice of legal process shall be sufficiently served on such Party if delivered to its agent at its address for the time being.

31.5	Alternative service of process agent
If any person appointed as process agent under Clause 31.4 is unable for any reason to so act, the relevant Party shall immediately (and in any event within ten Business Days of the event taking place) appoint another agent in England and Wales for service of process in relation to any Dispute and notify the other Parties of such appointment. Failing this, any other Party may appoint another process agent for this purpose at the relevant Party's expense.

31.6	Failure to notify by process agent
Each Party agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

32.	GOVERNING LAW
This agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

33.	LANGUAGE
The language of this agreement, the other Transaction Documents and the transactions envisaged by it is English and all notices to be given in connection with this agreement must be in English. All demands, requests, statements, certificates or other documents or communications to be provided in connection with this agreement, the other Transaction Documents and the transactions envisaged by it must be in English or accompanied by a certified English translation; in this case the English translation prevails unless the document or communication is a statutory or other official document or communication.

IN WITNESS of which this agreement has been executed as a deed and has been delivered on the date which appears first on page 1.

SIGNATORIES
VLH

EXECUTED as a deed by VEON LUXEMBOURG HOLDINGS	) ) )
	) ) )	.............................................................. By: Title: Authorised signatory in the presence of:
Witness's Signature ......................................

Name: ......................................
Address: ......................................
......................................

Sale and Purchase Agreement – Signature Page

VLF

EXECUTED as a deed by VEON LUXEMBOURG FINANCE HOLDINGS S.à R.L.	) ) )
	) ) )	.............................................................. By: Title: Authorised signatory in the presence of:
Witness's Signature ......................................

Name: ......................................
Address: ......................................
......................................

Sale and Purchase Agreement – Signature Page

VEON Guarantor

EXECUTED as a deed by VEON LTD.	) ) )
	) ) )	.............................................................. By: Title: Authorised signatory in the presence of:
Witness's Signature ......................................

Name: ......................................
Address: ......................................
......................................

Sale and Purchase Agreement – Signature Page

HET

EXECUTED as a deed by HUTCHISON EUROPE TELECOMMUNICATIONS S.à R.L.	) ) )
.............................................................. By: Title: Manager
in the presence of:
Witness's Signature ......................................

Name: ......................................
Address: ......................................
......................................

Sale and Purchase Agreement – Signature Page

HET Guarantor

EXECUTED as a deed by CK HUTCHISON HOLDINGS LIMITED in the presence of	) ) )
Director

Director

Sale and Purchase Agreement – Signature Page

JVC

EXECUTED as a deed by VIP-CKH LUXEMBOURG S.à R.L.	) ) )
.............................................................. By: Title: Class A Manager		.............................................................. By: Title: Class B Manager
in the presence of:
Witness's Signature ......................................

Name: ......................................
Address: ......................................
         ......................................

Sale and Purchase Agreement – Signature Page

FinCo

GIVEN under the common seal
of VIP-CKH IRELAND LIMITED	)
and DELIVERED as a DEED	)	Director

Sale and Purchase Agreement – Signature Page

VEON Amsterdam

EXECUTED as a deed by VEON AMSTERDAM B.V.	) ) )
	) ) )	.............................................................. By: Title: Authorised signatory in the presence of:
Witness's Signature ......................................

Name: ......................................
Address: ......................................
......................................

Sale and Purchase Agreement – Signature Page

HET LuxCo

EXECUTED as a deed by HET INVESTMENTS S.A.	) ) )
.............................................................. By: Title: Director
in the presence of: Witness's Signature ...................................... Name: ...................................... Address: .....................................

Sale and Purchase Agreement – Signature Page